ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is made as of May [ ], 2008 by and between AssetMark Investment Services, Inc., a California corporation (“AssetMark”) and Clay Finlay, LLC, a Delaware limited liability company.

WHEREAS, AssetMark is a federally registered investment adviser that serves as the investment adviser to AssetMark Funds, an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, AssetMark retained Clay Finlay Inc., a New York corporation, to serve as a sub-adviser responsible for managing a portion of the assets of the AssetMark International Equity Fund, a series of AssetMark Funds (the “International Equity Fund”), pursuant to an Investment Sub-Advisory Agreement between AssetMark and Clay Finlay Inc. dated July 11, 2006 (the “Agreement”); and

WHEREAS, Clay Finlay Inc. was a New York corporation and reorganized effective March 31, 2008 into a Delaware limited liability company called Clay Finlay, LLC.

WHEREAS, the change in the form of entity from Clay Finlay Inc., a New York corporation, to Clay Finlay, LLC, a Delaware limited liability company, did not result in a change of actual control or management of the sub-adviser, and thus did not constitute an “assignment” of the Agreement under the 1940 Act.

NOW, THEREFORE, the parties hereto agree as follows:

1.  The Investment Sub-Advisory Agreement originally in effect between AssetMark and Clay Finlay Inc. relating to the International Equity Fund (previously defined as the “Agreement”) is hereby assumed in its entirety by Clay Finlay, LLC, except that all references to Clay Finlay Inc. shall be replaced with references to Clay Finlay, LLC.

2.  Clay Finlay, LLC assumes and agrees to perform and be bound by all of the terms of the Agreement and the obligations, duties and covenants of Clay Finlay Inc. thereunder.

3.  The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

4.  The assumption of the Agreement contemplated herein shall not involve any “assignment,” as that term is defined in the 1940 Act.

5.  This Assumption Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement as of the date set forth above.

AssetMark Investment Services, Inc.	Clay Finlay, LLC

By:	By:
Name and Title:	Name and title:

Acknowledged on behalf of AssetMark Funds:
By:
Name and Title: